Exhibit 4.44

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain identified information marked with [*****] has been excluded from the exhibit because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

SHARE TRANSFER AGREEMENT

THlS SHARE TRANSFER AGREEMENT (this “Agreement”) is made as of 18 Feb, 2025, by and between Dan Liu (the “Transferor”), a Chinese citizen with her passport number of [*****], and SCENOVO PTE. LTD., a company organized under the laws of the Republic of Singapore (the “Transferee”).

Each of the parties to this Agreement is referred to herein individually as a “Party”and collectively as the “Parties”.

WHEREAS, the Transferor holds I 00 outstanding shares of Star Home Global Media FZ-LLC , a company incorporated under the laws of Dubai (the “Company”), which represent I 00% of the total issued and outstanding share capital of the Company on a fully-diluted and as-converted basis.

WHEREAS, the Transferor desires to transfer and sell 70 outstanding shares (the “Target Shares”) to the Transferee, and the Transferee desires to purchase the Target Shares from the Transferor, pursuant to the terms and conditions of this Agreement (the “Transfer”).

NOW, THREEFORE, in consideration of the mutual covenants and representations set forth below, the Transferor and the Transferee hereby agree as follows:

1. TRANSFER OF TARGET SHARES

1.1 Transfer of the Target Shares. Subject to the terms and conditions set forth herein, the Transferee hereby purchases from the Transferor, and the Transferor hereby sells and transfers to the Transferee the Target Shares at a total purchase price of AED 1 (the “Purchase Price”).

1.2 Closing. The closing of the Transfer (the “Closing”) shall take place upon the execution and delivery of this Agreement.

After the Closing, the Transferee shall pay the Purchase Price to the Transferor by wire transfer of immediately available funds in the same legal currency as that of the Purchase Price (being Dirham) to the bank account designated by the Transferor.

1.3 Registration. Within 3 business days following the Closing, each Party hereby agrees to assist and cooperate in completing the registration of the sale and purchase of the Target Shares with competent registration authorities under the applicable laws of Dubai. For such purpose, the Parties shall execute and deliver all documents and take or cause to be taken any other action or actions for such registration as they may consider necessary or appropriate.

2. MISCELLANEOUS

2.1 Entire Agreement. This Agreement constitutes the entire contract between the Parties with regard to the subject matter of this Agreement and supersedes all other agreements between the Parties with respect to the subject matter hereof and thereof.

2.2 Severability. If one or more provisions of this Agreement are held to be invalid and unenforceable under applicable law, such provision will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

2.3 Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding upon the Parties and their respective legal representatives, heirs, legatees, distributees, assigns and purchasers by operation of law, under the condition that any such person will have agreed to be bound by the terms and conditions hereof.

2.4 Governing Law. This Agreement will be governed by and construed in accordance with the laws of [Dubai], without regard to its conflicts of law provisions.

2.5 Dispute Resolution. Any dispute controversy or claim arising out of or relating to this Agreement shall be settled by arbitration by the Dubai International Arbitration Centre in accordance with its arbitration rules then in force. The language to be used in the arbitration shall be English. The arbitration award is final and legally binding on the Parties.

2.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed or caused their respective authorized representatives to executive this Agreement on the day first indicated above.

THE TRANSFEROR:

Dan Liu

By:	/s/Dan Liu

IN WITNESS WHEREOF, the Parties have executed or caused their respective authorized representatives to executive this Agreement on the day first indicated above.

THE TRANSFEREE:

SCENOVO PTE LTD.

By:	/s/Authorized Signatory

Authorized Signatory